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ATLAS AIR WORLDWIDE HOLDINGS SUBSIDIARY CLOSES
ON STRATEGIC TRANSACTION WITH DHL EXPRESS

Landmark Deal Includes Acquisition of a 49 Percent Equity Interest in AAWW’s
Polar Air Cargo Scheduled-Service Business for $150 Million Cash, 20-Year Commercial Capacity
Arrangement with Potential Revenues in Excess of $3.5 Billion;
Opportunities for Additional Service and Future Growth

PURCHASE, N.Y., June 28, 2007 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading provider of global air cargo services, today announced that its subsidiary, scheduled-service operator Polar Air Cargo Worldwide, Inc. (Polar), closed on a strategic transaction with DHL Express that includes the acquisition of an equity stake in Polar for $150 million in cash and a landmark 20-year commercial arrangement, with opportunities for AAWW companies to provide additional service and for future growth.

The agreement provides the AAWW companies with a valuable, long-term customer and potential revenue stream in excess of $3.5 billion over the full term of the agreement. The commercial arrangement includes blocked-space and related flight-service support agreements, and will ensure DHL Express has access to aircraft capacity in key global markets.

With the transaction in place, DHL Express acquired a 49 percent equity interest, including a 25 percent voting stake, in AAWW’s subsidiary, Polar. Of the $150 million cash payment, $75 million was paid upon closing, with another $75 million to be paid in two installments, subject to acceleration should the blocked-space agreement commence prior to Oct. 31, 2008.

Under the agreements, DHL Express will gain access to capacity on six Boeing 747-400 freighters and one 747-200 freighter operated by Polar. DHL Express will also have access to additional capacity through wet-leasing of aircraft from AAWW’s subsidiary, Atlas Air, Inc.

“We are pleased to close on this significant transaction,” said William J. Flynn, President and Chief Executive Officer of AAWW. “We welcome DHL Express as an anchor customer for Polar and the opportunity to be a sizeable supplier of air cargo capacity to a dominant player in the express business. At the same time, we look forward to building on this relationship to meet the demands for future growth on some of the world’s most important trade routes.”

“Completing this partnership with Polar Air Cargo is a strategic thrust instrumental in positioning DHL as the global express and logistics provider of choice,” added John Mullen, Global CEO of DHL Express. “It shows that recognizing and responding to the needs of customers are a reiterative process for DHL – we understand the importance of broadening the scope of our service offerings to stay ahead of the curve in view of the increasing demand for cargo routes between Asia-Pacific and the U.S.”

Atlas Air Worldwide Holdings is ready to respond to the needs of DHL Express, Flynn said.

“Over the past few months, we have planned for the scheduling and staffing to accommodate the high-quality, high-reliability service required in the express business. At the same time, we will continue to serve our freight-forwarder customers with convenient schedules on existing routes. In fact, this agreement will add revenue and load certainty to Polar’s existing network and enhance an already strong presence in key markets.”

About Atlas Air Worldwide Holdings, Inc.

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Polar, which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

AAWW, through its principal subsidiaries Atlas Air and Polar, offers scheduled air cargo service, cargo charters, military charters, and ACMI aircraft leasing in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on March 15, 2007. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

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